Exhibit 23.4

CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in this Registration Statement on Amendment No. 1 to Form S-1 of our report dated April 14, 2021 with respect to the audited financial statements of Flagship Solutions LLC for the years ended December 31, 2020 and 2019.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Rosenberg Rich Baker Berman & Company

www.rrbb.com

Somerset, New Jersey

April 26, 2021